EXHIBIT 99.1

For Immediate Release

World Energy Renews $3 Million Credit Facility
with Silicon Valley Bank

Worcester, MA – October 6, 2009 – World Energy Solutions, Inc. (NASDAQ: XWES; TSX: XWE), an operator of online exchanges for energy and green commodities, today announced it has extended its Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”). Under the extension, SVB has committed to make advances to the Company in an aggregate amount of up to $3,000,000 subject to availability against certain eligible account receivables and eligible retail backlog through March 7, 2011.

This Agreement renews the original credit facility with SVB, which expired in September 2009. World Energy did not take advances under the previous facility.

Jim Parslow, Chief Financial Officer of the Company, said, “As we reported in our second quarter earnings, we continue to believe we will reach cash flow positive in 2009. While we do not plan to draw against the credit facility, the extension provides us with additional financial strength and flexibility as we pursue our growth initiatives.”

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing options, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at http://www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System.

About World Energy Solutions, Inc.
World Energy (NASDAQ: XWES; TSX: XWE) operates online exchanges for energy and green commodities. For buyers and sellers of electricity, natural gas, capacity, and green-energy assets who are impacted by today’s volatile markets, World Energy’s proven approach has transformed the normally complex procurement process into a powerful, streamlined vehicle for cost savings. In addition to enabling customers to seek competitive pricing on traditional energy commodities, World Energy is taking a leadership position in the emerging environmental-commodities markets. Its award-winning World Green Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; our plans to draw against our credit facility and beliefs with respect to cash flow; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations Jim Parslow World Energy Solutions, Inc. (508) 459-8100 jparslow@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com	Media Relations Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com